MMC ENERGY, INC. RECEIVES NASDAQ LETTER

New York- December 24, 2007/ PrimeNewswire/ -MMC Energy, Inc. (NASDAQ: MMCE) previously announced on December 13, 2007 that Michael J. Hamilton, a director and member of the Company’s audit committee, was appointed Chief Executive Officer of the Company on December 9, 2007. The Company also announced that in connection with Mr. Hamilton’s appointment, Karl W. Miller would no longer serve as Chief Executive Officer. As of December 18, 2007, Mr. Miller will also no longer serve as an employee of the Company or as its President. Mr. Miller remains a Director of the Company.

As a result of this appointment, Mr. Hamilton is no longer eligible to serve on the Company’s Audit Committee. Accordingly, the Company was notified by Nasdaq on December 20, 2007 that the Company was no longer in compliance with Nasdaq Marketplace Rule 4350(d)(2)(A) which requires a listed company to have at least one member of the audit committee who has past employment experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. Rule 4350(d)(2)(A) also requires that an audit committee have at least three members, all of whom are independent as defined by Marketplace Rule 4200(a)(15) and Exchange Act Rule 10A-3.

Nasdaq also notified the Company that consistent with Marketplace Rule 4350(d)(4), the Company would be provided a cure period to regain compliance. This period would last until the earlier of the Company’s next annual meeting of shareholders or December 9, 2008, provided, however, that if the Company’s next annual meeting of shareholders occurs no later than June 6, 2008, the Company shall instead have until June 6, 2008 to regain compliance. The Company issued a press release on December 21, 2007 with respect to this matter, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

About MMC Energy, Inc.:

The Company acquires and actively manages electricity generating and energy infrastructure-related assets in the United States. The Company is traded on the NASDAQ Global Market.

The Company's mission is to acquire, directly or through joint ventures, a portfolio of small to mid size natural gas fueled electricity generating assets, generally below 250 megawatts or “MW”.

The Company creates long-term value for its shareholders through disciplined asset acquisitions and hands on post-acquisition asset management. The Company actively invests in electricity assets which provide essential services to key transmission constrained markets such as California, where regulatory capacity requirements and a lack of local electricity supplies make peak electricity generation facilities valuable.

To date, the Company has acquired three electricity generating assets in California, totaling 110 MW of capacity. The Company is currently in the process of upgrading two of these assets, MMC Chula Vista and MMC Escondido located in San Diego County, California.

Forward Looking Statements:

This press release contains 'forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, including those statements regarding Company's ability to expand existing generating facilities and exploit acquisition opportunities. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished. Readers are urged to carefully review and consider the various disclosures made by the Company in its reports filed with the Securities and Exchange Commission, including those risks set forth in its Annual Report on Form 10-KSB. The Company undertakes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release, other than as may be required by applicable law or regulation.

Source: MMC Energy, Inc.

Contact:

MMC Energy, Inc.
Denis G. Gagnon, Chief Financial Officer
(212) 977-0900
www.mmcenergy.com

BPC Financial Marketing
Investor Contact:
John Baldissera
(800) 368-1217